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                                                                    EXHIBIT 99.0

                                              NEWS RELEASE CONTACT: 408/995-5115
                                       PUBLIC RELATIONS: KATHERINE POTTER, X1168
                                         INVESTOR RELATIONS: RICK BARRAZA, X1125


                      CALPINE ACQUIRES NATURAL GAS RESERVES
                   COMPANY ADDS 205 BCFE OF PROVEN NATURAL GAS

        (SAN JOSE, CALIF.) July 25, 2000 -- Calpine Corporation [NYSE:CPN], the San Jose, Calif.-based independent power company, today announced three strategic acquisitions that add 205 billion cubic feet equivalent (bcfe) of proven, natural gas reserves to Calpine's natural gas portfolio. These acquisitions increase Calpine's proved reserves to 430 bcfe--with current total production of approximately 130 million cubic feet equivalent per day (mmcfe/d), increasing to 150 mmcfe/d by year-end 2000. At full production, these reserves can fuel 800 to 900 megawatts of combined-cycle, gas-fired power generation. Calpine acquired these gas assets for approximately $206 million.

        "This is an important step for Calpine as we continue to advance our 40,000-megawatt power generation program," stated Charles Chambers, Calpine vice president of business development. "In addition to enhancing our in-depth fuels capabilities, these acquisitions provide Calpine access to three strategic gas markets and strengthen our position as a premier power provider."

        The first transaction comprises three fields in the Gulf of Mexico and includes 5 drilling locations enhanced with 3-D seismic, one of which has already been successfully drilled. Current production is approximately 17 mmcfe/d, increasing to 23 mmcfe/d by year-end 2000.

        The second transaction involves the acquisition of Calgary-based Quintana Minerals Canada Corp., represented by Peters & Co. Limited, whose reserves are located in British Columbia, Alberta and Saskatchewan Provinces in Canada. The assets include interests in 1,300 wells, upside potential within 180,000 net acres of undeveloped lands, and an excellent staff of energy professionals located in Calgary, Canada. Current production is approximately 38 mmcfe/d, increasing to 42 mmcfe/d by year-end.

        In the third transaction, Calpine acquired natural gas assets in the Piceance Basin, Colorado and onshore Gulf Coast from a privately-held Houston, Texas-based company. The assets include 126 wells, 79,000 acres of undeveloped lands, and 195 potential drilling locations with historical success rates of over 90 percent. Current production is 10 mmcfe/d, increasing to 20 mmcfe/d by year-end 2000.

        Based in San Jose, Calif., Calpine Corporation is dedicated to providing customers with reliable and competitively priced electricity. Calpine is focused on clean, efficient combined-cycle, natural gas-fired generation and is the nation's largest producer of renewable geothermal energy. Calpine has launched the largest power development program in the U.S. To date, the company has a combined interest in approximately 25,700 megawatts of base load capacity and an additional 4,700 megawatts of peaking capacity in operation, under construction and announced development in 27




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states and Alberta, Canada. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN.

        The matters discussed in this news release may be considered "forward looking" statements within the meaning of Section 27A of the Securities and Exchange Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties; actual results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause results to differ materially from those indicated by such forward-looking statements are: (i) that the information is of a preliminary nature and may be subject to further adjustments, (ii) risks associated with tender offers and mergers, (iii) changes in government regulation, (iv) general operating risks,
(v) the dependence on third parties, (vi) the dependence on senior management,
(vii) the successful exploitation of an oil or gas resource that ultimately depends upon the geology of the resource, the total amount and cost to develop recoverable reserves, and operational factors relating to the extraction of natural gas, and (viii) other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.